Exhibit 10.12

SEVERANCE AGREEMENT

THIS AGREEMENT, dated June 3, 2013, is made by and between Covisint Corporation, a Michigan corporation (the “Company”), a wholly-owned subsidiary of Compuware Corporation (“Parent” or “Stockholder”), and Steven Asam (the “Employee”).

WHEREAS, the Company and Parent consider it essential to the best interests of their respective businesses to foster the continued employment of key personnel; and

WHEREAS, the Board of Directors of the Company (“Company Board” and the Board of Directors of Parent (“Parent Board”) recognize that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among employees, may result in the departure or distraction of key personnel to the detriment of the Company and Parent; and

WHEREAS, the Parent Board and the Company Board have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s key personnel, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of Parent;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2014, provided however that, unless a Change in Control has previously occurred, this Agreement shall expire automatically when the Stockholder ceases to be the Beneficial Owner, directly or indirectly, of securities of the Company representing more than eighty percent (80%) of the combined voting power of the Company’s then outstanding securities.

3. Severance Payments.

3.1 Subject to Section 3.2 hereof, if the Employee’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Employee without Good Reason, then the Company shall pay the Employee the amounts, and provide the Employee the benefits, described in this Section 3.1 (“Severance Payments”), in addition to any payments and benefits to which the Employee is entitled with respect to employment prior to the Date of Termination.

(A) In lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Employee, the Company shall pay to the Employee a lump sum severance payment, in cash, equal to one-half times the sum of (i) the

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Employee’s base salary as in effect immediately prior to the Date of Termination, and (ii) the Employee’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination.

(B) For the sixth month period immediately following the Date of Termination, the Company shall arrange to provide the Employee and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Employee and his dependents immediately prior to the Date of Termination, at no greater after-tax cost to the Employee than the after-tax cost to the Employee immediately prior to such date. Benefits otherwise receivable by the Employee pursuant to this Section 3.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Employee during the six month period following the Employee’s termination of employment (and any such benefits received by or made available to the Employee shall be reported to the Company by the Employee); provided, however, that the Company shall reimburse the Employee for the excess, if any, of the after tax cost of such benefits to the Employee over such cost immediately prior to the Date of Termination.

(C) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Employee an amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Employee for a completed fiscal year preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Employee to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the Amount the Employee would have earned with respect to the year in which the Date of Termination occurs, calculated by multiplying the award that the Employee would have earned for such year, based upon the actual level of achievement of the performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such year through the Date of Termination by twelve (12).

3.2 (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the portion of the Total Payments that does not constitute deferred compensation within the meaning of section 409A of the Code shall first be reduced and the portion of the Total Payments that does constitute deferred compensation within the meaning of section 409A of the Code shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account

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the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(B) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(C) At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Employee objects to the Company’s calculations, the Company shall pay to the Employee such portion of the Severance Payments (up to 100% thereof) as the Employee determines is necessary to result in the proper application of subsection A of this Section 3.2.

3.3 Subject to the provisions of Section 12 hereof, the payment provided in subsections (A) and (C) of Section 3.1 hereof shall be made not later than the fifth business day following the Date of Termination.

4. Termination Procedures and Compensation During Dispute.

4.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.

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4.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Employee’s employment after a Change in Control and during the Term, shall mean (i) if the Employee’s employment is terminated by the Company, thirty (30) days after Notice of Termination is given, or such earlier date as is specified in the Notice of Termination and (ii) if the Employee’s employment is terminated by the Employee, fifteen (15) days after Notice of Termination is given.

5. No Mitigation. The Company agrees that, if the Employee’s employment with the Company terminates during the Term, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company pursuant to Section 3 hereof. Further, except as specifically provided in Section 3.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise.

6. Successors; Binding Agreement.

6.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.2 This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amount would still be payable to the Employee hereunder (other than amounts which, by their terms, terminate upon the death of the Employee) if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

7. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Employee, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Covisint Corporation

One Campus Martius

Detroit, MI 48226

Attention: Chief Executive Officer

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8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Company Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed. The obligations of the Company and the Employee under this Agreement which by their-nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 3 hereof) shall survive such expiration.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Settlement of Disputes; Arbitration.

11.1 All claims by the Employee for benefits under this Agreement shall be directed to and determined by Parent’s Benefits Plan Committee (“Committee”) and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim and shall further allow the Employee to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Employee’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Committee hereunder shall be subject to a de novo review by the arbitrator.

11.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city and state of the Employee’s principal residence as of the date of the Change in Control, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

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12. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code to the extent subject thereto or be exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Employee is considered to have incurred a “separation from service” from the Company within the meaning of section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Employee’s termination of employment (or upon the Employee’s death, if earlier). To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year.

13. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(C) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(D) “Cause” for termination by the Company of the Employee’s employment shall mean (i) the failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Employee pursuant to Section 4.1 hereof), or (ii) the engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

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(E) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Parent (not including in the securities beneficially owned by such Person any securities acquired directly from Parent or its Affiliates) representing 35% or more of the combined voting power of Parent’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Parent Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Parent) whose appointment or election by the Parent Board or nomination for election by Parent’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(III) there is consummated a merger or consolidation of Parent or any direct or indirect subsidiary of Parent with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Parent Board immediately prior thereto constitute at least a majority of the board of directors of Parent, the entity surviving such merger or consolidation or, if Parent or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of Parent (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Parent (not including in the securities Beneficially Owned by such Person any securities acquired directly from Parent or its Affiliates) representing 35% or more of the combined voting power of Parent’s then outstanding securities; or

(IV) the stockholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement for the sale or disposition by Parent of all or substantially all of Parent’s assets, other than a sale or disposition by Parent of all or substantially all of Parent’s assets immediately following which the individuals who comprise the Parent Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate

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ownership in an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions, or (ii) an initial public offering of the Company’s common stock.

(F) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(G) “Date of Termination” shall have the meaning set forth in Section 4.2 hereof.

(H) “Disability” shall be deemed the reason for the termination by the Company of the Employee’s employment, if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of the Employee’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Employee a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Employee shall not have returned to the full-time performance of the Employee’s duties.

(I) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(J) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(K) “Employee” shall mean the individual named in the first paragraph of this Agreement.

(L) “Good Reason” for termination by the Employee of the Employee’s employment shall mean the occurrence (without the Employee’s express written consent which specifically references this Agreement) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I) or (IV) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I) a substantial adverse alteration in the nature or status of the Employee’s responsibilities from those in effect immediately prior to the Change in Control;

(II) a reduction by the Company in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(III) the relocation of the Employee’s principal place of employment to a location more than 25 miles from the Employee’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Employee to be based anywhere other than

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such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Employee’s present business travel obligations;

(IV) Failure of Parent to obtain assumption and agreement by a successor of Parent to perform this Agreement as provided in Section 6.1.

The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided that the Employee provides the Company with a written Notice of Termination within ninety (90) days following the occurrence of the event constituting Good Reason. In no event will the Employee have Good Reason to terminate employment unless such act or failure to act results in a material negative change to the Employee’s employment that has not been cured within 15 days after a Notice of Termination is delivered by the Employee to the Company.

(M) “Notice of Termination” shall have the meaning set forth in Section 4.1 hereof.

(N) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Parent or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent.

(O) “Severance Payments” shall have the meaning set forth in Section 3.1 hereof.

(P) “Tax Counsel” shall have the meaning set forth in Section 3.2 hereof.

(Q) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(R) “Total Payments” shall mean those payments so described in Section 3.2 hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COVISINT CORPORATION

By:	/S/ DAVID A. MCGUFFIE
David A. McGuffie
Its: Chief Executive Officer

/S/ STEVEN ASAM
Steven Asam

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